Mail Stop 3561


      							October 4, 2005

Mr. Ni Yifeng
Executive Director and President
APT Satellite Holdings Limited
22 Dai Kwai Street
Tai Po Industrial Estate, Tai Po
New Territories, Hong Kong
Tel: 852-26002100
Fax: 852-25220419

	Re:	APT Satellite Holdings Limited
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 29, 2005
      File No. 5-50155


Dear Mr. Yifeng:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549